                                                                  EXHIBIT 10.2




                                                                [EXECUTION COPY]


  ===========================================================================



                            MOHAWK INDUSTRIES, INC.




                                  $85,000,000


         $60,000,000 7.23% SERIES A SENIOR NOTES DUE SEPTEMBER 1, 2005

         $10,000,000 7.17% SERIES B SENIOR NOTES DUE SEPTEMBER 1, 2005

         $15,000,000 7.14% SERIES C SENIOR NOTES DUE SEPTEMBER 1, 2005



                            -----------------------

                             AMENDED AND RESTATED
                             SERIES NOTE AGREEMENT

                            -----------------------



                          Dated as of August 31, 1999



  ===========================================================================

                               TABLE OF CONTENTS
                            (Not Part of Agreement)

                                                                    Page
1.    AUTHORIZATION OF ISSUE OF NOTES                                  1
      1A.    Authorization and Issuance of the Series A Notes          1
      1B.    Authorization and Issuance of the Series B Notes          1
      1C.    Authorization and Issuance of the Series C Notes          2
      1D.    Release of Guaranty Agreements                            2
      1E.    Assumption of Obligations                                 2
2.    PURCHASE, SALE AND EXCHANGE OF NOTES                             2
      2A.    Purchase, Sale and Exchange of Notes                      2
3.    CONDITIONS PRECEDENT                                             3
      3A.    Conditions of Closing                                     3
4.    PREPAYMENTS                                                      5
      4A.    Required Prepayments                                      5
      4B.    Optional Prepayment With Yield-Maintenance Amount         6
      4C.    Notice of Optional Prepayment                             6
      4D.    Offer to Prepay upon Change in Control                    6
      4E.    Partial Payments Pro Rata                                 8
      4F.    Retirement of Notes                                       8
5.    AFFIRMATIVE COVENANTS                                            9
      5A(1)  Financial Statements and Other Information                9
      5A(2)  Quarterly Officer's Certificate                          10
      5A(3)  Annual Accountant's Letter                               10
      5A(4)  Special Information                                      11
      5B.    Information Required by Rule 144A                        11
      5C.    Inspection of Property                                   11

    5D.    Covenant to Secure Note Equally                                            11
    5E.    Guaranteed Obligations                                                     11
    5F.    Maintenance of Insurance                                                   12
    5G.    Maintenance of Corporate Existence/Compliance with Law/Preservation of
           Property                                                                   12
    5H.    Compliance with Environmental Laws                                         13
    5I.    No Integration                                                             13
    5J.    Financial Reports                                                          13
    5K.    Payment of Taxes and Claims                                                13
    5L.    Year 2000 Issues                                                           14
6A  NEGATIVE COVENANTS                                                                14
    6A.    Certain Financial Limits                                                   14
    6B.    Dividend Limitation                                                        14
    6C.    Liens, Debt and Other Restrictions                                         15
    6D.    ERISA                                                                      18
    6E.    Fed Regulations, Etc.                                                      19
    6F.    Environmental Matters                                                      19
7A  EVENTS OF DEFAULT                                                                 19
    7A.    Acceleration                                                               19
    7B.    Rescission of Acceleration                                                 22
    7C.    Notice of Acceleration or Rescission                                       22
    7D.    Other Remedies                                                             22
8A  REPRESENTATIONS, COVENANTS AND WARRANTIES                                         23

     8A.    Organization                                                          23
     8B.    Financial Statements                                                  23
     8C.    Actions Pending                                                       24
     8D.    Outstanding Debt                                                      24
     8E.    Title to Properties                                                   24
     8F.    Taxes                                                                 24
     8G.    Conflicting Agreements and Other Matters                              24
     8H.    Offering of Notes                                                     25
     8I.    Use of Proceeds                                                       25
     8J.    ERISA                                                                 25
     8K.    Governmental Consent                                                  26
     8L.    Disclosure                                                            26
     8M.    Environmental Matters                                                 26
     8N.    Solvency                                                              27
     8O.    Absence of Foreign or Enemy Status                                    27
9A   REPRESENTATIONS OF THE PURCHASER                                             27
10.  DEFINITIONS                                                                  28
     10A.   Yield-Maintenance Terms                                               28
     10B.   Other Terms                                                           29
     10C.   Accounting Principles, Terms and Determinations                       43
11.  MISCELLANEOUS                                                                43
     11A.   Note Payments                                                         43
     11B.   Expenses                                                              44
     11C.   Consent to Amendments                                                 44
     11D.   Form, Registration, Transfer and Exchange of Notes; Lost Notes        44
     11E.   Persons Deemed Owners; Participations                                 45
     11F.   Survival of Representations and Warranties; Entire Agreement          45
     11G.   Successors and Assigns                                                46

         11H.   Disclosure to Other Persons                                       46
         11I.   Notices                                                           46
         11J.   Payments Due on Non-Business Days                                 47
         11K.   Satisfaction Requirement                                          47
         11L.   Independence of Covenants                                         47
         11M.   Governing Law                                                     47
         11N.   Severability                                                      47
         11O.   Descriptive Headings                                              47
         11P.   Counterparts                                                      48
         11Q.   No Novation                                                       48

ANNEX I

PURCHASER SCHEDULE

EXHIBIT A-1  --  FORM OF SERIES A NOTE
EXHIBIT A-2  --  FORM OF SERIES B NOTE
EXHIBIT A-3  --  FORM OF SERIES C NOTE
EXHIBIT B    --  FORM OF SHARING AGREEMENT

SCHEDULE 3A(6)   LIST OF GOOD STANDING CERTIFICATES
SCHEDULE 5E      LIST OF OUTSTANDING GUARANTEES
SCHEDULE 6C(1)   LIST OF LIENS
SCHEDULE 8C      LIST OF ACTIONS PENDING
SCHEDULE 8G      LIST OF AGREEMENTS RESTRICTING DEBT
SCHEDULE 10B     LIST OF PROHIBITED PARTICIPANTS AND TRANSFEREES

                             Mohawk Industries, Inc.
                         160 South Industrial Boulevard
                           Calhoun, Georgia 30703-7002


                              As of August 31, 1999



To Each Purchaser Listed
on Annex I Attached Hereto

Ladies and Gentlemen:

         ALADDIN MANUFACTURING CORPORATION, formerly known as Mohawk Carpet Corporation (together with its successors and assigns, "Aladdin"), a Delaware corporation, MOHAWK INDUSTRIES, INC. (together with its successors and assigns, "Industries"), a Delaware corporation, HORIZON INDUSTRIES, INC. (together with its successors and assigns, "Horizon"), a Georgia corporation, AMERICAN RUG CRAFTSMEN, INC. (together with its successors and assigns, "American Rug"), a Tennessee corporation, BURTON CARPETS & RUGS, INC. (together with its successors and assigns, "Burton"), a Georgia corporation, and THE HARBINGER COMPANY, INC. (together with its successors and assigns, "Harbinger"), a Georgia corporation, each a party with you to that certain Note Purchase Agreement dated as of August 15, 1993 (as amended, modified or supplemented from time to time, the "1993 Agreement"). Industries desires to assume all of the obligations of Aladdin under the 1993 Agreement and to amend and restate the 1993 Agreement as set forth below.

         Industries hereby agrees with you as follows:

         1.  AUTHORIZATION OF ISSUE OF NOTES.

         1A. Authorization and Issuance of the Series A Notes. On August 15, 1993 Aladdin issued its senior promissory notes in the aggregate principal amount of $60,000,000 dated August 15, 1993 which will mature September 1, 2005 (the "1993 Series A Notes"), each bearing interest on the unpaid balance thereof from the date thereof until the principal thereof shall become due and payable at the rate of 7.14% per annum and on overdue payments at the rate specified therein.

         1B. Authorization and Issuance of the Series B Notes. On August 15, 1993, Aladdin issued senior promissory notes in the aggregate principal amount of $10,000,000 dated August 15, 1993 which will each mature on September 1, 2005 (the "Series B Notes"), each bearing interest on the unpaid balance thereof from the date thereof until the principal thereof shall become due and payable at the rate of 7.17% per annum and on overdue payments at the rate specified therein.

         1C. Authorization and Issuance of the Series C Notes. On August 15, 1993 Aladdin issued its senior promissory notes in the aggregate principal amount of $15,000,000 dated August 15, 1993 which will mature September 1, 2005 (the "1993 Series C Notes"), each bearing interest on the unpaid balance thereof from the date thereof until the principal thereof shall become due and payable at the rate of 7.14% per annum and on overdue payments at the rate specified therein.

         1D. Release of Guaranty Agreements. You shall terminate the Guaranty Agreements simultaneously with such termination by (i) the banks a party to the Bank Agreement; (ii) the holder of the Notes under the 8.46% Note Agreement; and
(iii) the holders of the Notes under the Consolidated Agreement.

         1E. Assumption of Obligations. Industries hereby assumes all of Aladdin's obligations under the 1993 Agreement and under the 1993 Series A, Series B and Series C Notes and any other Related Documents.

         The term "Notes" as used in this Agreement shall include each promissory note exchanged pursuant to any provision of this Agreement (including the Series A Notes and the Series B Notes, as hereinafter defined) and each promissory note delivered in substitution or exchange for any such promissory note pursuant to any such provision, and the term "Note" shall refer to any of such Notes.

         2.  PURCHASE, SALE AND EXCHANGE OF NOTES.

         2A. Purchase, Sale and Exchange of Notes.


             (i) On August 15, 1993, Aladdin sold to you the 1993 Series A Notes, in the aggregate principal amount of $60,000,000, at 100% of such aggregate principal amount.

             Industries hereby agrees to issue to you, and subject to the terms and conditions herein set forth, you agree to accept from Industries in exchange for the 1993 Series A Notes, a Note, in substantially the form of Exhibit A-1 (the "Series A Notes"), in the aggregate principal amount of $60,000,000, after taking into account the required prepayment of $6,666,666.67 made by Aladdin on September 1, 1998, to evidence the assumption of the of the 1993 Series A Notes by Industries. Each exchange shall occur at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York, on the date of closing, which shall be August 31, 1999 or any other date upon which Industries and you may mutually agree (herein called the "Closing" or the "Date of Closing"); and

           (ii) On August 15, 1993, Aladdin sold to issue to you, the 1993 Series B Notes in the aggregate principal amount of $10,000,000, at 100% of such aggregate principal amount.

     Industries hereby agrees to issue to you, and subject to the terms and conditions herein set forth, you agree to accept from Industries in exchange for the 1993 Series B Notes, a Note, in substantially the form of Exhibit A-2 (the "Series B Notes"), in the aggregate principal amount of $10,000,000, after taking into account the required prepayment of $1,111,111.11 made by Aladdin on September 1, 1998, to evidence the assumption of the 1993 Series B Notes. Each exchange shall occur at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York, on the Date of Closing.

           (iii) On August 15, 1993 Aladdin sold to you the 1993 Series C Notes in the aggregate principal amount of $15,000,000, at 100% of such aggregate principal amount.

     Industries hereby agrees to issue to you, and subject to the terms and conditions herein set forth, you agree to accept from Industries in exchange for the 1993 Series C Notes, a Note, in substantially the form of Exhibit A-3 (the "Series C Notes"), in the aggregate principal amount of $15,000,000, after taking into account the required prepayment of $1,666,666.67 made by Aladdin on September 1, 1998, to evidence the assumption of the 1993 Series C Notes. Each exchange shall occur at the offices of King & Spalding, 1185 Avenue of the Americas, on the Date of Closing.

     3. CONDITIONS PRECEDENT.

     3A.   Conditions of Closing. Your obligation to enter into, execute and deliver this Agreement and exchange the Notes as described in paragraph 2A is subject to the satisfaction, on or before the Date of Closing, of the following conditions:

     3A(1) Related Documents. You shall have received each of the following documents duly executed and delivered by the parties thereto:

           (i)   Termination Letter with respect to the Guaranty Agreements; and

           (ii)  a Sharing Agreement.

     3A(2) Opinion of Counsel to Industries. You shall have received from Alston & Bird LLP, special counsel to Industries, a favorable opinion satisfactory to you as to such matters incident to the matters herein contemplated as you may reasonably request.

     3A(3) Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true on and as of the Date of Closing, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the Date of

Closing no Event of Default or Default; and Industries shall have delivered to you an Officer's Certificate, dated the Date of Closing, regarding the foregoing.

     3A(4) Transactions Permitted By Applicable Laws. The exchange of the 1993 Series A, Series B and Series C Notes for the Series A, Series B and Series C Notes on the Date of Closing on the terms and conditions herein provided shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject you to any tax (other than any tax on income earned), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation. The Notes shall on the Date of Closing qualify as a legal investment for you under applicable insurance law (without regard to any "basket" or "leeway provisions"), and such acquisition shall not subject you to any penalty or other onerous condition contained in or pursuant to any such law or regulation. You shall have received such certificates or other evidence as you may request to establish compliance with this condition.

     3A(5) Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request. In this connection, Industries shall deliver to you:

           (i) copies of the certificate or articles of incorporation (certified as of a recent date by the Secretary of the State of its incorporation) and its by-laws (certified by its Secretary) as in effect on the Date of Closing;

           (ii) certified copies (certified by its Secretary) of all corporate action taken by Industries to authorize the execution, delivery and performance of this Agreement and the Notes and the issuance of the Notes; and

           (iii) certificates of incumbency and specimen signatures with respect to each of the officers of Industries who are authorized to execute and deliver this Agreement and the Notes.

         3A(6) Certificates of Good Standing/Qualification to Do Business. You shall have received a good standing certificate issued by the Secretary of State of the State of incorporation of Industries and certificates of qualification to do business as a foreign corporation in jurisdictions specified in Schedule 3A(6) in which Industries is required by law to be qualified to do business, each dated as of a date not more than twenty days prior to Closing.

         3A(7) No Material Adverse Change. You shall have received a certificate from the chief financial officer of Industries dated the Date of Closing to the effect that no material adverse change in the financial condition, business, operations or prospects of Industries or its Subsidiaries has occurred since December 31, 1998.

         3A(8) Amendment and Restatement of Consolidated Agreement and 8.46% Note Agreement. Each Consolidated Agreement and 8.46% Note Agreement shall be amended and restated and you shall have received duly executed copies of such amended and restated agreements including all Schedules and Exhibits thereto and side letters, if any, affecting the terms thereof or otherwise delivered in connection therewith, together with all amendments and waivers thereto and any certificates executed in connection therewith accompanied by an Officer's Certificate, dated the Date of Closing.

         3A(9) Expenses. All fees and disbursements of the Purchaser (including without limitation special counsel to the Purchaser) shall have been paid in full.

         4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and the optional prepayments permitted by paragraph 4B.

               4A. Required Prepayments.

                   (i) Series A Notes. Until the Series A Notes shall be paid in full, Industries shall apply to the prepayment of the Series A Notes, without premium, the sum of $6,666,666.67 on September 1 in each of the years 1999 to 2005, inclusive, and such principal amounts of the Series A Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining principal amount of the Series A Notes, together with interest accrued thereon, shall become due on the maturity date of the Series A Notes.

                   (ii) Series B Notes. Until the Series B Notes shall be paid in full, Industries shall apply to the prepayment of the Series B Notes, without premium, the sum of $1,111,111.11 on September 1 in each of the years 1999 to 2005, inclusive, and such principal amounts of the Series B Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining principal amount of the Series B Notes, together with interest accrued thereon, shall become due on the maturity date of the Series B Notes.

                   (iii) Series C Notes. Until the Series C Notes shall be paid in full, Industries shall apply to the prepayment of the Series A Notes, without premium, the sum of $1,666,666.67 on September 1 in each of the years 1999 to 2005, inclusive, and such principal amounts of the Series C Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining principal amount of the Series C Notes, together with interest accrued thereon, shall become due on the maturity date of the Series C Notes.

                   (iv) All Notes. Any prepayment made by Industries pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligations to make any prepayment required by this paragraph 4A until the Notes are paid in full.

     4B. Optional Prepayment With Yield-Maintenance Amount. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in multiples of $5,000,000), at the option of Industries at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note. Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

     4C. Notice of Optional Prepayment. Industries shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 10 Business Days prior to the prepayment date, specifying such prepayment date and the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. Industries shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to Industries.

     4D.  Offer to Prepay upon Change in Control.

          (a)  Notice and Offer. In the event of either

               (1)  a Change in Control, or

               (2) the obtaining of knowledge of a Control Event by any officer of Industries or any other Subsidiary (including, without limitation, by the receipt of notice of a Control Event from any holder of Notes),

Industries will, within three (3) Business Days of the occurrence of either of such events, give written notice of such Change in Control or Control Event to each holder of Notes by certified mail (with a copy thereof sent by an overnight courier of national reputation) and, simultaneously with the sending of such written notice, give telephonic advice of such Change in Control or Control Event to an investment officer or other similar representative or agent of each such holder specified on the Purchaser Schedule at the telephone number specified thereon, or to such other Person at such other telephone number as any holder of a Note may specify to Industries in writing.

     In the event of a Change in Control, such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay all, but not less than all, the Notes held by such holder on a date specified in such notice (the "Control Prepayment Date") that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice. If the Control Prepayment Date shall not be specified in such notice, the Control Prepayment Date shall be the thirtieth (30th) day after the date of posting of such notice. If Industries shall not have received a written response to such notice from each holder of Notes within ten (10) days after the date of posting of such notice to such holder of Notes, then Industries shall immediately send a second written notice by an overnight courier of national reputation to each such holder of Notes who shall have not previously responded to Industries, which notice shall also specify the Control Prepayment Date.

          (b) Acceptance and Payment. To accept or reject such offered prepayment, a holder of Notes shall cause a notice of such acceptance or rejection to be delivered to Industries on or prior to the fifteenth (15th) day after the date of receipt by such holder of the latest written offer of such prepayment (the "Offer Determination Date"). If so accepted, such offered prepayment shall be due and payable on the Control Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes, together with any Yield-Maintenance as of the Control Prepayment Date with respect thereto and interest on the Notes then being prepaid accrued to the Control Prepayment Date. If a holder of Notes shall not have responded to such offered prepayment on or prior to the Offer Determination Date, such holder shall be deemed to have accepted or rejected such offered prepayment, as such holder shall have elected and as shall be indicated on the Purchaser Schedule below such holder's name (or as such holder shall have notified Industries subsequent to the Date of Closing).

          (c) Officer's Certificate. Each offer to prepay the Notes pursuant to this paragraph 4D shall be accompanied by a certificate, executed by a Responsible Officer of Industries and dated the date of such offer, specifying:

               (i)   the Control Prepayment Date;

               (ii) that such offer is made pursuant to paragraph 4D of this Agreement;

               (iii) the principal amount of each Note offered to be prepaid;

               (iv) the interest that would be due on each such Note offered to be prepaid, accrued to the date fixed for payment;

               (v) the calculation of an estimated Yield-Maintenance, if any (calculated as if the date of such notice was the date of prepayment), that would be due in connection with such offered prepayment, accompanied by a copy of any applicable documentation used in connection with determining the Reinvestment Yield in respect of such prepayment; and

               (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

     Each such notice shall also contain a legend specifying that such holder shall be deemed to have accepted or rejected such offered prepayment (as such holder shall have elected as provided in paragraph 4D(ii) hereof) if such holder shall not have responded to such offer on or prior to the fifteenth (15th) day following such holder's receipt of such notice.

          (d) Effect of Prepayment. Each prepayment of the Notes pursuant to this paragraph 4D shall be applied ratably to reduce the corresponding Required Payments remaining after the date of such prepayment.

          (e) Notice Concerning Status of Holders of Notes. Promptly after each Control Prepayment Date and the making of all prepayments contemplated on such Control Prepayment Date under this paragraph 4D (and, in any event, within thirty (30) days thereafter), Industries shall deliver to each remaining holder of Notes a certificate signed by a Responsible Officer of Industries containing a list of the then current holders of Notes (together with their addresses) and setting forth as to each such holder the outstanding principal amount of Notes of each Series held by each such holder at such time.

     4E. Partial Payments Pro Rata. Upon any partial prepayment of the Notes pursuant to paragraph 4A or 4B, the principal amount so prepaid shall be allocated to all Notes at the time outstanding (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by Industries or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) in proportion to the respective outstanding principal amounts thereof.

     4F. Retirement of Notes. Industries shall not, nor shall Industries permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless Industries or such Subsidiary or

Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by Industries or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

     5.   AFFIRMATIVE COVENANTS.

     5(1) Financial Statements and Other Information. Industries covenants that it will deliver to each Significant Holder in quadruplicate:

          (i) as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each Fiscal Year,

               (1) its Consolidated statements of income and cash flows for Industries and its Subsidiaries for the period from the beginning of the current Fiscal Year to the end of such quarterly period, and

               (2) Consolidated balance sheet for Industries and its Subsidiaries as at the end of such quarterly period,

setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year, for so long as Industries is a reporting company under the Exchange Act, all in accordance with the Rules and Regulations of the reporting requirements of the Securities and Exchange Commission, and, thereafter, all in reasonable detail and satisfactory in form to you or your Affiliates, and, in either case, certified by an Officer's Certificate delivered on behalf of Industries, subject to changes resulting from normal year-end adjustments;

          (ii) as soon as practicable and in any event within 90 days after the end of each Fiscal Year,

                (1) Consolidated statements of income and cash flows and Stockholders' Equity of Industries and its Subsidiaries for such year,

                (2) Consolidated balance sheet of Industries and its Subsidiaries as at the end of such year,

setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, for so long as Industries is a reporting company under the Exchange Act, all in accordance with the Rules and Regulations of the reporting requirements of the Securities and Exchange Commission, and, thereafter, all in reasonable detail and satisfactory in scope to you or your Affiliates, in either case, reported on by independent public accountants of recognized standing selected by Industries whose report shall be without limitation as to the scope of the audit and satisfactory in substance to you or your Affiliates and certified by an Officer's Certificate delivered on behalf of Industries;

          (iii) promptly upon transmission thereof and in no event later than 15 days thereafter, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits excluding registration statements on Form S-8 or its equivalent) and all reports including, without limitation, Form 10-K's, Form 10-Q's and Form 8-K's which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

          (iv) promptly upon receipt thereof, a copy of each other report submitted to Industries or any Subsidiary after the Date of Closing by independent accountants in connection with any annual, interim or special audit made by them of the books of Industries or any such Subsidiary;

          (v) any other information provided under Sections 5.01(d) and (e) of the Bank Agreement; and

          (vi) with reasonable promptness, such other financial data as such Significant Holder may reasonably request.

         5(2) Quarterly Officer's Certificate. Together with each delivery of financial statements required by clauses (i) and (ii) above, Industries will deliver to each holder of a Note an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by Industries and its Subsidiaries with the provisions of paragraphs 6A, 6B and 6C(1) through 6C(6) and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action Industries proposes to take with respect thereto.

         5(3) Annual Accountant's Letter. Together with each delivery of financial statements required by clause (ii) above, Industries will deliver to each holder of a Note a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountant however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

         5(4) Special Information. Industries also covenants that forthwith upon a Responsible Officer obtaining knowledge of (i) an Event of Default or Default or (ii) at all times during which Industries is not a reporting company under the Exchange Act, the occurrence of a Material Adverse Effect or any event which could reasonably be expected to cause a Material Adverse Effect including, without limitation, the institution or threat of legal proceedings, Environmental Proceedings and the existence of Environmental Liabilities, Industries will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action Industries has taken, is taking or proposes to take with respect thereto.

         5B. Information Required by Rule 144A. Industries covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as such Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

         5C. Inspection of Property. Industries covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense (except upon the occurrence, and during the continuance of a Default or Event of Default and then, at the expense of Industries), to visit and inspect any of the Properties of Industries and its Subsidiaries, to examine the corporate books and financial records of Industries and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of Industries and its independent public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request subject to paragraph 11H.

         5D. Covenant to Secure Note Equally. Industries covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

         5E. Guaranteed Obligations. Except as set forth on Schedule 5E, Industries covenants that if, at any time, after the date hereof, it or any of its Subsidiaries incurs or permits to exist any Debt or other obligation (other than a performance bond or a guarantee of an Operating Lease or like financial accommodation issued by Industries or a Subsidiary in the ordinary course of business) Guaranteed or collateralized in any other manner by any other Person, it will simultaneously cause such other Person to execute and deliver to each holder of any Note a guaranty agreement in form and substance reasonably satisfactory to such holder guaranteeing payment of the principal amount of the Notes and any premium and interest thereon, which bears the same ratio to the total unpaid principal amount of the Notes as the amount of such other obligation which is guaranteed bears to the total unpaid principal amount of such other obligation, or if such other obligation is collateralized, to collateralize the Notes equally and ratably with such other obligation; provided, however, the preceding shall not apply to the extent (i) such other Person is not an Affiliate of Industries or any of its Subsidiaries and (ii) such other Person has full recourse against Industries and/or such Subsidiary in connection with such other Person's Guarantee or collateralized obligation.

         5F. Maintenance of Insurance. Industries covenants that it and each Subsidiary will maintain, with responsible insurers, insurance with respect to its properties and business against such casualties and contingencies (including, but not limited to, public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses.

         5G. Maintenance of Corporate Existence/Compliance with Law/Preservation of Property. Except as allowed under paragraph 6C(4), Industries covenants that it and each Subsidiary will do or cause to be done all things necessary to

          (i) preserve, renew and keep in full force and effect the corporate existence of Industries and its Subsidiaries (other than any Subsidiary being dissolved or liquidated as permitted under paragraph 6C(5)(ii) and any license, certificate, permit, franchise or governmental authorization necessary to the ownership of its Properties and assets or to the conduct of its business if the failure to do so could, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, and

          (ii) comply in all respects with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and its Subsidiaries, except where the failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and

          (iii) maintain, preserve and protect all material intellectual property of Industries and its Subsidiaries, and

          (iv) preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition other than normal wear and tear, obsolescence and loss caused by a casualty for which Industries or such Subsidiary is insured and such property so damaged is replaced.

     5H. Compliance with Environmental Laws. Industries will, and will cause each of its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Requirements including, without limitation, the emission of wastewater effluent, solid and hazardous waste and air pollution, and establishing general environmental conditions together with any other applicable requirements for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and diligently comply with the regulations (except to the extent such regulations are waived by appropriate governmental authorities) of the Environmental Protection Agency or other relevant federal, state or local governmental authority, except, with respect to each of the foregoing, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Industries shall not be deemed to have breached or violated this paragraph 5H if Industries or any Subsidiary of Industries is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Requirements for which adequate reserves have been established in accordance with generally accepted accounting principles.

     5I. No Integration. Industries covenants that it has taken and will continue to take all necessary steps so that the issuance of the Notes has not and will not require registration under the Securities Act. Industries covenants that no future offer and sale of debt securities of Industries of any class will be made if, as a result of the doctrine of "integration", there is a reasonable possibility that such offer and sale would result in the loss of an entitlement of the Notes to the exemption from the registration requirements of the Securities Act.

     5J. Financial Reports. Industries will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of Industries or such Subsidiary in accordance with generally accepted accounting principles consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to paragraph 5A and concurred in by the independent public accountants referred to in paragraph 5A).

     5K. Payment of Taxes and Claims. Industries will, and will cause each Subsidiary to, pay before they become delinquent:

          (a) all taxes, assessments and governmental charges or levies imposed upon it or any of its property; and

          (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons that, if unpaid, might result in the creation of a Lien upon any of its property;

     provided, that items of the foregoing description need not be paid

               (i) while being actively contested in good faith and by appropriate proceedings as long as adequate book reserves have been established and maintained and exist with respect thereto, and

               (ii) so long as the title to, and right to use, such property, is not materially adversely affected thereby.

     5L. Year 2000 Issues. Industries shall take, and cause its Subsidiaries to take, all actions reasonably necessary to assure that the Year 2000 Issues, as such Year 2000 Issues pertain to the computer programs and systems of Industries and its Subsidiaries, will not have a Material Adverse Effect. Industries and its Subsidiaries will use commercially reasonable efforts to assure that their third-party customers, suppliers and vendors develop and implement programs to remediate, in all material respects, all Year 2000 Issues reasonably anticipated by Industries and its Subsidiaries to have a Material Adverse Effect. Upon written request by the Required Holders, Industries will provide the holders of the Notes a written description of its program for assessing Year 2000 Issues, including updates and progress reports. Industries will advise the holders of the Notes promptly of any reasonably anticipated Material Adverse Effect as a result of Year 2000 Issues.

     6. NEGATIVE COVENANTS. Unless the Required Holders otherwise agree in writing, Industries shall not, and shall not permit its Subsidiaries to, take any of the following actions or permit the occurrence or existence of any of the following events or conditions:

     6A. Certain Financial Limits. Industries covenants that it will not permit:

     (i) The Debt to Capitalization Ratio to be equal to or greater than 0.60 to 1.0 at the end of each Fiscal Quarter; and

     (ii) The ratio of (f) Consolidated Debt to (g) the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes on Industries' Consolidated pre-tax income, (iv) Depreciation and Amortization to be greater than 3.5 to 1.0 at the end of each Fiscal Quarter. Subclause (b) of this clause
(ii) shall be calculated on a trailing four quarter basis as at the end of each such Fiscal Quarter.

     6B.  Dividend Limitation. Industries covenants that, it shall not,

     (i) pay or declare any dividend on any class of its stock or make any other distribution on account of any class of its stock; or

     (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock; or

     (iii) make any optional payments on Subordinated Debt (all of the foregoing being herein called "Restricted Payments");

unless at the time of declaration, redemption, purchase or payment of such Restricted Payment, and after giving effect thereto, no Default or Event of Default exists or would exist.

     6C.    Liens, Debt and Other Restrictions. Industries covenants that it will not and will not permit any Subsidiary to:

     6C(1). Liens. Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5D) except:

     (i) Liens for taxes (including ad valorem and property taxes) not yet due or which are being actively contested in good faith by appropriate proceedings;

     (ii) Liens on the property of Industries and its Subsidiaries as of the Date of Closing as set forth on Schedule 6C(1) attached hereto and any Lien renewing, extending or refunding any Lien permitted by this clause (ii) so long as the principal amount of Debt secured by such Lien immediately prior thereto is not increased or the term reduced and such Lien does not extend to other property;

     (iii) other Liens incidental to the conduct of its business or the ownership of its property and assets (including but not limited to pledges or deposits in connection with workers' compensation and social security taxes, assessments and charges and landlords, mechanics and materialmen Liens and survey exceptions or encumbrances, easements or reservations, rights-of-way or zoning restrictions), provided that (A) such liens were not incurred in connection with the borrowing of money or the obtaining of advances or credit or the payment of the deferred purchase price of property and (B) the existence of such Lien does not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

     (iv) Liens on property or assets of a Subsidiary of Industries to secure obligations of such Subsidiary to Industries or another Subsidiary, as the case may be;

     (v) Any common law right of setoff or banker's lien arising in connection with ordinary course of business deposit arrangements maintained by Industries or its Subsidiaries with its banks or other financial institutions so long as any such bank or other financial institution (A) shall not at any time make loans or otherwise extend credit pursuant to any credit facility to Industries or any of its Subsidiaries, (B) does not maintain accounts (for the deposit of cash or otherwise) for the benefit of any Industries or its Subsidiaries other than those which have in the aggregate monthly balances less than $100,000, (C) shall have delivered to each holder of a Note a Sharing Agreement substantially in the form of Exhibit B; or (D) shall have waived in writing such common law right of setoff or banker's lien;

     (vi) Liens arising from judicial attachments and judgments; provided that (A) the execution or other enforcement of such Liens is not being pursued and the execution or other enforcement of such Liens has been effectively stayed within 30 days of such Liens' imposition, (B) the claims secured thereby are being actively contested in good faith and by appropriate proceedings, (C) adequate book reserves shall have been established and maintained and shall exist with respect thereto and (D) no Event of Default shall have occurred with respect to such Liens under clause (xii) of paragraph 7A;

     (vii) Other Liens on property of Industries or a Subsidiary not otherwise permitted pursuant to this paragraph 6C(l),

     (viii) Liens in connection with an Asset Securitization permitted under paragraph 6C(5);

     (ix) Liens against the assets of Aladdin (formerly owned by Galaxy) under the Catoosa Co. IRB solely to the extent existing as of the date hereof; and

     (x) Liens against the assets of Aladdin (formerly owned by Image Industries, Inc.) under the Summerville City IRB solely to the extent existing as of January 1, 1999;

     provided that Liens permitted by the foregoing subparagraphs (ii) through
     (v) and (vii) shall at no time secure Debt in an aggregate amount exceeding the greater of (1) $90,000,000 or (2) fifteen percent (15%) of Consolidated Net Worth at such time and prior to, and after giving effect to the incurrence, assumption or creation of any such Lien, and to any concurrent application of the proceeds of any Debt or other obligation secured thereby, no Default or Event of Default would exist;

     6C(2). Subsidiary Debt. Permit any Subsidiary to incur any Debt except for (i) Debt owed by a Subsidiary to Industries or another Subsidiary, (ii) Debt deemed incurred in connection with an Asset Securitization permitted under paragraph 6C(5); (iii) (A) Debt of Subsidiaries arising in connection with the Summerville City IRB and the Catoosa Co. IRB and incurrence of reimbursement obligations with respect to the Letters of Credit (as defined in the

Bank Agreement) with respect to the Summerville City IRB and the Catoosa Co. IRB and (B) other Debt of Subsidiaries arising in connection with the issuance of bonds by governmental authorities so long as such Debt is supported by a letter of credit issued by a financial institution for the benefit of Industries and Industries is obligated to such financial institution under a reimbursement agreement for the reimbursement of amounts drawn under such letter of credit; and (iv) in addition to Debt incurred under clauses (i) through (iii) of this paragraph 6C(2), other Debt of Subsidiaries not exceeding in the aggregate amount outstanding at any time 15% of Consolidated Net Worth;

     6C(3). Loans, Advances and Investments. Make or maintain any Investments except (a) Investments in Industries or any Subsidiary, including without limitation, advances or loans between or among Industries or any Subsidiary and loans and advances to officers and employees of Industries or any Subsidiary in the ordinary course of business; (b) Investments in Persons engaged in a Permitted Line of Business (whether or not any such Person is, or after giving effect to any such Investment becomes, a Subsidiary); (c) Investments in Persons in connection with Permitted Acquisitions; and (d) Investments in Approved Investments; provided, however, during the existence of an Event of Default, neither Industries nor any of its Subsidiaries may make any new Investments without the prior written consent of the Required Holders;

     6C(4). Merger or Consolidation. Merge with or into or consolidate or exchange shares with any other Person or permit any other Person to merge or consolidate with or into it, provided that (a) Industries may merge with another Person if (i) such Person is organized under the laws of the United States of America or one of its States, (ii) Industries is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing and (b) Subsidiaries of Industries may merge with and into Industries, any other Subsidiaries, or any other Person if after giving effect thereto such Person would be a Subsidiary.

     6C(5). Sale of Assets. Dispose of any property or assets, except:

            (i) assets may be transferred from a Subsidiary to Industries or another Subsidiary;

            (ii) any Wholly-Owned Subsidiary may dissolve or liquidate so long as the assets of such Subsidiary at the time of such dissolution or liquidation are transferred to such Subsidiary's shareholder and such shareholder assumes all of the liabilities of such Subsidiary at the time of such dissolution or liquidation;

            (iii) Industries and its Subsidiaries may factor receivables;

            (iv) Industries and its Subsidiaries may effect Asset Securitizations; and

            (v) the foregoing limitation on the sale, lease or other transfer of assets shall not prohibit, during any Fiscal Quarter, a transfer of assets by Industries or any Subsidiary (in a single transaction or in a series of related transactions) unless (x) the proceeds thereof are not reinvested within 180 days thereafter in a Permitted Line of Business owned by Industries or such Subsidiary or (y) the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters, constituted more than 20% of Consolidated Total Assets at the end of the fourth Fiscal Quarter immediately preceding such Fiscal Quarter;

     6C(6). Sale and Lease-Back. Enter into or permit to remain in effect any arrangement (a "Sale and Lease-Back") with any Person or to which such Person is a party providing for the leasing by Industries or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by Industries or any of its Subsidiaries to any Person to whom funds have been or are to be advanced on the security of such property or rental obligations of Industries or any of its Subsidiaries, unless such arrangement relates solely to such real or personal property and is entered into within 180 days following the acquisition or construction (permitted pursuant to the proviso set forth in paragraph 6C(5)(v)) by Industries or such Subsidiary of the real or personal property;

     6C(7). Maintenance of Existence. Other than as permitted by paragraphs 6C(4), 6C(5) and 6C(8), Industries shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in a Permitted Line of Business; or

     6C(8). Dissolution. Neither Industries nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by paragraph 6C(4) or 6C(5) or in connection with a Restricted Payment which is permitted pursuant to paragraph 6C.

     6D.    ERISA. Industries covenants that it will not, nor permit any
Subsidiary to:

     (i) terminate or withdraw from any Plan so as to result in any material liability to the Pension Benefit Guaranty Corporation;

     (ii) engage in or permit any Person to engage in any -prohibited transaction (as defined in Section 4975 of the Code) involving any Plan (other than a Multiemployer Plan) which would subject Industries or any Subsidiary to any material tax, penalty or other liability;

     (iii) incur or suffer to exist any material accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, involving any Plan (other than a Multiemployer Plan); or

     (iv) allow or suffer to exist any risk or condition, which presents a material risk of incurring a material liability to the Pension Benefit Guaranty Corporation.

     6E.    Fed Regulations, Etc. Industries covenants that it will not, and will not permit any Subsidiary or any agent acting on behalf of Industries or any Subsidiary to, take any action which might cause this Agreement or the Notes to violate or cause you to fail to comply with Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

     6F.    Environmental Matters. Industries covenants that it will not, and will not permit, any Third Party to, except in compliance with all applicable Environmental Requirements (unless the failure to so comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect), (i) use, produce, manufacture, process, generate, store, dispose of at, manage at, or ship or transport to (collectively "Handle") or transport from the Properties any Hazardous Materials (other than as provided for below) or (ii) Handle any Hazardous Materials except for Hazardous Materials used, produced, released or managed in the ordinary course of business; provided, that Industries may, and may permit Third Parties to release Hazardous Materials in amounts which do not require remediation pursuant to applicable law or regulation, and which do not present any potentially substantial danger to health, safety or the environment.

     7    EVENTS OF DEFAULT.

     7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i) Industries defaults in the payment of any principal of or Yield-Maintenance Amount or any other amount payable with respect to any Note (other than interest) when the same shall become due, either by the terms thereof or otherwise as herein provided; or

          (ii) Industries defaults in the payment of any interest on any Note for more than five Business Days after the date due; or

          (iii) Industries or any of its Significant Subsidiaries defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, Industries or any such Significant Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by Industries or any such Significant Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to Industries or any such Significant Subsidiary) shall occur and be continuing exceeds $25,000,000; or

          (iv) any representation or warranty made by Industries herein or by Industries or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

          (v) Industries fails to perform or observe any agreement contained in paragraph 6; or

          (vi) Industries fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after the Responsible Officer obtains actual knowledge thereof; or

          (vii) Industries or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

          (viii) any decree or order for relief in respect of Industries or any Significant Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

          (ix) Industries or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of Industries or any Significant Subsidiary, or of any substantial part of the assets of Industries or any Significant Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Significant Subsidiary) relating to Industries or any Significant Subsidiary under the Bankruptcy Law of any other jurisdiction; or

          (x) any such petition or application is filed, or any such proceedings are commenced, against Industries or any Significant Subsidiary and Industries or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xi) any order, judgment or decree is entered in any proceedings against Industries or any Significant Subsidiary decreeing the dissolution of Industries or any Significant Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xii) a final judgment or final judgments, in the aggregate, in excess of $25,000,000 (exclusive of any insurance coverage for which the insurance company issuing such coverage shall have acknowledged (in writing) coverage with respect thereto) shall be rendered against Industries or any Significant Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

          (xiii) Industries or any ERISA Affiliate, in its capacity as an employer under Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the occurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $25,000,000 and, within 30 days after such occurrence such withdrawal liability is discharged; or

          (xiv) so long as any Related Document shall be in effect pursuant to the terms hereof Industries shall fail to comply with the terms of any Related Document to which it is a party beyond applicable grace periods, if any, specified in such Related Document; or

          (xv) a Material Adverse Effect shall occur as a result of any Environmental Liability, whether or not disclosed to you (solely for the purposes hereof such Environmental Liability, individually or in the aggregate, to be in excess of $25,000,000) and, to the extent such Environmental Liability is contingent, Industries and/or its Significant Subsidiaries fail to diligently pursue any action required to be taken by any governmental or regulatory authority, or diligently, in compliance with applicable laws, avoid taking any such action or fail to diligently pursue the avoidance of, or reduction of, the final, non-appealable assessment, judgment or other charge related thereto on Industries and/or its Significant Subsidiaries, and, to the extent such Environmental Liability is not contingent and is a final, non-appealable assessment, judgment or other charge, within 30 days after the final assessment, adjudication or charge related thereto, such Environmental Liability is not discharged, remedied or otherwise cured; or

          (xvi) any exercise of rights under paragraph 4D of this Series Note Agreement;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, the holder of any Note (other than Industries or any Subsidiary or Affiliate) may at its option, by notice in writing to Industries, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Industries, (b) if such event is an Event of Default specified in any of clauses (viii), (ix) or (x) of this paragraph 7A with respect to Industries, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by Industries, and (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to Industries, the Required Holder(s) may at its or their option, by notice in writing to Industries, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Industries.

     7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to Industries, rescind and annul such declaration and its consequences if (i) all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes shall have been paid, (ii) any amounts which have become due solely by reason of such declaration shall not have been paid, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

     7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, Industries shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

     7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

     8   REPRESENTATIONS, COVENANTS AND WARRANTIES. Industries represents, covenants and warrants as follows:

     8A. Organization. Industries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or formed and each of its Subsidiaries is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or formed. Industries has and each of its Subsidiaries has the corporate power to own its respective property to carry on its respective business as now being conducted and each is duly qualified and authorized to do business in each jurisdiction which the character of its Properties or the nature of its business requires such qualification or authorization except for the failure to be so qualified or authorized would not have a Material Adverse Effect on Industries and its Subsidiaries, taken as a whole.

     8B. Financial Statements. Industries has furnished you with the following financial statements, identified by a principal financial officer of Industries:
(A) a Consolidated balance sheet of Industries and its Subsidiaries as at December 31 in each of the years 1996 to 1998, inclusive, and Consolidated statements of income, Stockholders' Equity and cash flows of Industries and its Subsidiaries for each such year, all reported on by KPMG LLP, and (B) a Consolidated balance sheet of Industries and its Subsidiaries as at March 31, 1999 and Consolidated statements of income, Stockholders' Equity and cash flows for the three-month period ended on each such date, prepared by Industries. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and normal year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of Industries and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of Industries and its Subsidiaries as at the dates thereof, and the statements of income, Stockholders' Equity and cash flows fairly present the results of the operations of Industries and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, condition (financial or otherwise) or operations of Industries and its Subsidiaries taken as a whole since December 31, 1998.

     8C. Actions Pending. Except as set forth in Schedule 8C there is no action, suit, investigation or proceeding pending or, to the knowledge of Industries, threatened against Industries or any of its Subsidiaries, or any Properties or rights of Industries or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might, individually or in the aggregate, result in a Material Adverse Effect.

     8D. Outstanding Debt. Neither Industries nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraph 6C(2). There exists no default under the provisions of any instrument evidencing Debt in an aggregate principal amount in excess of $5,000,000 or of any agreement relating thereto.

     8E. Title to Properties. Industries has and each of its Subsidiaries has good and indefeasible title to its respective real Properties (other than Properties which it leases) and good title to all of its other respective Properties and assets, including the Properties and assets reflected in the balance sheet as at December 31, 1998 referred to in paragraph 8B (other than Properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C(1). All leases necessary in any material respect for the conduct of the respective businesses of Industries and its Subsidiaries are valid and subsisting and are in full force and effect.

     8F. Taxes. Industries has and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of Industries are required to be filed giving due regard to any extensions granted, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due giving due regard to any extensions granted, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

     8G. Conflicting Agreements and Other Matters. Neither Industries nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement or any other Related Document to which it is a party, nor the exchange of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the Properties or assets of Industries or any of its Subsidiaries pursuant to, the charter or by-laws of Industries or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Industries or any of its Subsidiaries is subject. Neither Industries nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of Industries or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of Industries of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto.

     8H. Offering of Notes. Neither Industries nor any agent acting on the behalf of Industries has, directly or indirectly, offered the Notes or any similar security for sale to, or solicited any offers to buy the Notes or any similar security from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither Industries nor any agent acting on the behalf of Industries has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

     8I. Use of Proceeds. Neither Industries nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulation U (12 C.F.R Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). The proceeds of the sale of the Notes were applied in the manner specified in Part 2.18(a) of Annex 3 to the 1993 Agreement. None of such proceeds were used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Debt which was originally incurred to purchase or carry any stock that was, at the time, a margin stock or for any other purpose which would have constituted the transaction contemplated by the 1993 Agreement, a "purpose credit" within the meaning of such Regulation U. Neither Industries nor any agent acting on the behalf of Industries has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

     8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by Industries or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer
Plan) by Industries, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of Industries and its Subsidiaries taken as a whole. Neither Industries, nor any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of Industries and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and any other Related Document will be, and the initial issuance and sale of the Notes to the purchasers was, exempt from, or will not (or did not) involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not (or did not) involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

     8K. Governmental Consent. Neither the nature of Industries or of any Subsidiary, nor any of their respective businesses or Properties, nor any relationship between Industries or any Subsidiary and any other Person, nor any circumstance in connection with the exchange of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than such of the foregoing as shall have been obtained or filed at the Date of Closing and routine filings after the Date of Closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the exchange of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

     8L. Disclosure. Neither this Agreement nor any other Related Document nor any other document, certificate or statement furnished to you by or on behalf of Industries in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to Industries or any Subsidiary which materially adversely affects or in the future may (so far as Industries can now reasonably foresee) materially adversely affect the business, property or assets, or financial condition of Industries or any Subsidiaries and which has not been set forth in this Agreement or in any other Related Document or in the other documents, certificates and statements furnished to you by or on behalf of Industries prior to the date hereof in connection with the transactions contemplated hereby. The financial projections given to you are reasonable based on the assumptions stated therein and the best information available to the officers of Industries.

     8M.   Environmental Matters. (i) Subject to the discussion regarding underground storage tanks in those certain Reports identified in clauses (xiii),
(xiv), (xv), (xviii), (xix), (xx), (xxi) and (xxii) in the definition of the term "Environmental Reports," neither Industries nor any Subsidiary is subject to any Environmental Liability or Environmental Requirement which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (ii) Neither Industries nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties has been identified on any current or proposed National Priorities List under 40 C.F.R. ss. 300 or any list arising from a state statute similar to CERCLA. None of the Properties has been identified on any CERCLIS list.

     (iii) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, released, managed at or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties or, to the best knowledge of Industries, at or from any adjacent site or facility, except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of, released and managed in the ordinary course of business in compliance with all applicable Environmental Requirements where the failure to do so could reasonably be expected to have a Material Adverse Effect and except for Hazardous Materials present in amounts which have not required and do not require remediation, pursuant to applicable law or regulation, or which have not presented and do not present a potentially substantial danger to health, safety or the environment.

     (iv) Industries and each of its Subsidiaries have procured all permits necessary under Environmental Requirements for the conduct of its respective businesses except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     8N.   Solvency. As of the Date of Closing and after giving the effect to the transactions contemplated hereunder and to all other Debt being incurred on such date in connection therewith (a) the amount of the "present fair salable value" of the assets of Industries will, as of such date, exceed the amount of all "liabilities of Industries, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair salable value of the assets of Industries will, as of the Date of Closing, be greater than the amount that will be required to pay the liability of Industries on its debts as such debts become absolute and matured, (c) Industries will not have, as of the Date of Closing, an unreasonably small amount of capital with which to conduct its business, and (d) Industries will be able to pay its debts as they mature. For purposes of this paragraph 8N "debt" means "liability or a claim", and "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     8O.   Absence of Foreign or Enemy Status. Neither Industries nor any of its
Subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of section 2 of the Trading with the Enemy Act (50 U.S.C. App. (S)(S) 1 et seq.), as amended. Neither Industries nor any of its Subsidiaries is in violation of, and neither the issuance and exchange of the Notes by Industries nor the use of the proceeds thereof as contemplated by this Agreement will violate, the Trading with the Enemy Act. as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R., Subtitle B, Chapter V).

     9     REPRESENTATIONS OF THE PURCHASER. You represent that you did not acquire the 1993 Series A Note, the 1993

Series B Note or the 1993 Series C Note purchased by you under the 1993 Agreement, with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of your property at all times has been and shall be and remain within your control. You are not acquiring the Notes to be purchased by you hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of your property shall at all times be and remain within your control. You are an "Accredited Investor" as that term is defined in Rule 501 of Regulation D of the Securities Act.

     10. DEFINITIONS. For the purpose of this Agreement, the terms defined in the introductory sentence and in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

     10A.  Yield-Maintenance Terms.

          "Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

          "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Y-M Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate (or such other display as may replace Page 678 on the Telerate) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Y-M Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

          "Remaining-Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

           "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

           "Telerate" shall mean Telerate Services, Inc. or if no longer available such other comparable service as you may select as a substitute therefor.

           "Yield-Maintenance Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

           "Y-M Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to work.

     10B.  Other Terms.

           "Affiliate" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly controls another Person; (ii) which beneficially owns 5% or more of the voting stock of another Person; (iii) of which 5% or more of the voting stock is owned by such Person; or (iv) that is an officer or director of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

           "Affiliate Transaction Amount" shall mean for any period, with respect to any transaction described in Paragraph 6C(8) (without regard to the limitations contained therein), an amount equal to the greater of (a) Zero Dollars ($0) and (b) the difference between (x) the aggregate value (whether in respect of the payment of a purchase price or the payment of rents or other amounts, the rendering of services or otherwise) that would have been obtained by Industries or its Subsidiaries during such period in such transaction assuming such transaction had been entered into upon fair and reasonable terms with a Person other than an Affiliate or Subsidiary minus (y) the aggregate actual value obtained by Industries or its Subsidiaries in connection with such transaction during such period, all as determined in accordance with sound financial practices.

           "Aladdin" shall have the meaning set forth in the introductory paragraph hereof.

           "Approved Investment" shall mean an Investment in compliance with the Investment Guidelines.

           "Asset Securitization" shall mean the sale of accounts receivable and related assets of a Person in connection with a bona fide asset securitization program.

           "Bankruptcy Law" shall have the meaning specified in clause (viii) of paragraph 7A.

           "Bank Agreement" shall mean that certain Fourth Amended and Restated Credit Agreement as of January 28, 1999 among Industries and the Banks, as it may be amended, modified or supplemented from time to time.

           "Banks" shall mean each of First Union National Bank and Wachovia Bank, N.A. or other financial institutions a party to the Bank Agreement.

           "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City and Atlanta, Georgia are required or authorized to be closed.

           "Capital Stock" shall mean any nonredeemable capital stock of Industries or any Consolidated Subsidiary (to the extent issued to a Person other than Industries), whether common or preferred.

           "Capitalized Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of Industries or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

           "Catoosa Co. IRB" shall mean that issuance of certain bonds by the Development Authority of Catoosa County, Georgia, pursuant to the terms and conditions set forth in that certain Indenture of Trust dated as of November 1, 1991.

           "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act.

           "CERCLIS" shall mean the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

           "Change in Control" shall mean any Acquisition (as defined below) subsequent to the Date of Closing by any Person, or related Persons constituting a "group" (as such term is defined in section 13(d) of the Securities Exchange Act of 1934), of

           (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of Industries (other than the normal acquisition of proxies by the then current Board of Directors of Industries), through beneficial ownership of the capital stock of Industries or otherwise, or

           (b) all or substantially all of the Properties and assets of Industries,

provided, however, that a Change in Control shall not be deemed to have occurred if

           (x) the Acquisition of such power or properties and assets is pursuant to a transaction in compliance with the provisions of Section 6C(4) hereof and

           (y) no Person, or related Persons constituting a "group" for purposes of section 13(d) of the Securities Exchange Act of 1934, shall have the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of such successor or transferee.

                For purposes of this definition,

                    "Acquisition" of the power or properties and assets stated
                in the preceding sentence means the earlier of

                    (i)  the actual possession thereof and

                    (ii) the consummation of any transaction or series of
                related transactions which, with the passage of time, will give such Person or Persons the actual possession thereof.

           "Closing" shall have the meaning specified in paragraph 2A.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Confidential Information" shall have the meaning set forth in paragraph 11H.

           "Consolidated" shall mean the consolidated financial information of Industries and each of its Subsidiaries under generally accepted accounting principles.

           "Consolidated Agreement" shall mean that certain Second Consolidated, Amended and Restated Note Agreement dated August 31, 1999 among Industries and Prudential, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

           "Consolidated Debt" shall mean at any date the Debt of Industries and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

           "Consolidated Interest Expense" for any period shall mean interest, whether expensed or capitalized, in respect of Debt of Industries or any of its Consolidated Subsidiaries outstanding during such period.

           "Consolidated Net Income" shall mean, for any period, the Net Income of Industries and its Consolidated Subsidiaries for such period determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of Industries or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

           "Consolidated Net Worth" shall mean at any time Stockholder's Equity.

               Each Purchaser hereby agrees that:

               (i) the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 121 ("FAS 121") relating to, among other things, the accounting for the impairment of long-lived assets, and its effect upon the consolidated financial statements of Industries as of and for the Fiscal Year ended December 31, 1996, shall be disregarded for the purposes of determining Stockholders' Equity, provided that any charge against income for the Fiscal Year ended December 31, 1996, resulting from the impairment of long-lived assets does not exceed $2,000,000; and

               (ii) the effect of that certain non-recurring $4,000,000 charge, incurred by Aladdin during the fourth Fiscal Quarter of 1995 as a result of income tax reimbursements made to certain executives of Aladdin relating to their exercise of certain stock options, shall be disregarded when determining Stockholders' Equity.

           "Consolidated Note Holder" shall mean Prudential Insurance Company of America, the holder of the Series A and Series B Notes under the Consolidated Agreement.

           "Consolidated Total Assets" shall mean, at any time, (x) the total assets of Industries and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of Industries and its Consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles, plus (y) the accounts receivable balance reported as of the last day of the calendar month most recently ended by Industries or a Subsidiary with respect to an Asset Securitization.

           "Consolidated Total Capital" shall mean, at any time, the sum of the following as of such time (i) Consolidated Net Worth and (ii) Consolidated Debt.

           "Consolidated Subsidiary" shall mean at any date any Subsidiary or other entity the accounts of which, in accordance with generally accepted accounting principles, would be consolidated with those of Industries in its consolidated financial statements as of such date.

           "Control Event" shall mean

               (a) the execution by Industries, any Subsidiary or any Affiliate of any letter of intent or similar agreement with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, could reasonably be expected to result in a Change in Control; or

               (b) the execution of any written agreement that, when fully performed by the parties thereto, would result in a Change in Control.

           "Control Prepayment Date" shall have the meaning specified in paragraph 4D.

           "Date of Closing" shall have the meaning specified in paragraph 2A.

           "Debt" of any Person shall mean at any date, without duplication, all of the following as of such date (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, and (x) the total accounts receivable reported as sold as of the last day of the calendar month most recently ended by Industries or a Subsidiary with respect to an Asset Securitization. For all purposes of this Agreement, the amount of a Person's Debt under a loan or lease agreement between such Person and a governmental agency that has issued industrial development bonds or similar instruments, the repayment of which is secured by the payment obligations of such Person under such loan or lease agreement, shall be equal to the aggregate principal amount of such bonds or instruments outstanding at the time of determination less the amount of proceeds of such bonds or instruments which at such time are on deposit with a trustee or other fiduciary in a "construction" fund, or other similar fund which would be available to such trustee or other fiduciary to repay the bonds or other instruments if then due and payable.

           "Debt to Capitalization Ratio" shall mean the ratio of Consolidated Debt to Consolidated Total Capital.

           "Defeased" shall mean fully paid and satisfied or irrevocably provided for, in either case, without possibility of any future unwinding, "claw-back", or other failure to remain fully paid, satisfied or irrevocably provided for.

           "Depreciation" shall mean for any period the sum of all depreciation expenses of Industries and its Consolidated Subsidiaries for such period, as determined in accordance with generally accepted accounting principles.

           "8.46% Note Agreement" shall mean the Amended and Restated Note Purchase Agreement dated as of August 31, 1999 among Industries and the 8.46% Note Holders, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

           "8.46% Note Holder" shall mean a holder of a promissory note issued under the 8.46% Note Agreement.

           "Environmental Liabilities" shall mean any liabilities, whether accrued or contingent, arising from or relating in any way to any Environmental Requirements.

           "Environmental Proceedings" shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

           "Environmental Reports" means, collectively, each of the following reports prepared by various consultants for the Borrower: (i) Final Report Phase II UST Assessment Beck Dye Plant, Calhoun, Georgia, dated October 15, 1992, Dames & Moore, (ii) Final Report, Phase I Environmental Survey Tifton Spinning Mill, Tifton, Georgia, dated October 15, 1992, Dames & Moore, (iii) Final Report Phase I Environmental Survey Horizon Industries, Inc., The Harbinger Company, Inc., Calhoun, Georgia, dated October 15, 1992, Dames & Moore, (iv) Final Report Phase I Environmental Survey Horizon Industries, Inc. Central Distribution Center, Calhoun, Georgia, dated October 15, 1992, Dames & Moore, (v) Final Report Phase I Environmental Survey Horizon Industries, Inc. Main Facility South Industrial Boulevard, Calhoun, Georgia, dated October 15, 1992, Dames & Moore,
(vi) Final Report Phase I Environmental Survey Horizon Industries, Inc. Beck Dye Plant, Calhoun, Georgia, dated

October 15, 1992, Dames & Moore, (vii) Final Report Phase I Environmental
Survey LIBCO Mill, Liberty, South Carolina, dated September 29, 1992, Dames & Moore, (viii) Final Report Phase I Environmental Survey Oak River Mill, Bennettsville, South Carolina, dated September 29, 1992, Dames & Moore, (ix) Final Report Phase I Environmental Survey Dixiana Mill, dated September 29, 1992, Dames & Moore, (x) Final Report Phase I Environmental Survey Laurens Park Mill, East Dublin, Georgia, dated September 29, 1992, Dames & Moore, (xi) Phase I Environmental Audit Report, Brumlow Mills, Gordon County, Georgia, dated March 2, 1993, Environmental Science & Engineering, Inc., (xii) Report of Results from Environmental Audit of American Rug Craftsmen Facilities, dated April, 1993, Jordan, Jones & Goulding, (xiii) Phase I and Phase II Environmental Assessment of Delaware Valley Wool Scouring Company, Philadelphia, Pennsylvania, dated July 23, 1993, Jordan, Jones & Goulding, (xiv) Phase I and Phase II Environmental Assessment of Karastan Eden Rug Mill, Eden, North Carolina, dated July 23, 1993, Jordan, Jones & Goulding, (xv) Phase I and Phase II Environmental Assessment of Karastan Eden Service Center, Eden, North Carolina, dated July 23, 1993, Jordan, Jones & Goulding, (xvi) Phase I Environmental Assessment of Karastan Worsted Mill, Greenville, North Carolina, dated July 20, 1993, Atlanta Environmental Management, Inc., (xvii) Phase I and Phase II Environmental Assessment Karastan Spinning Mill, Greenville, North Carolina, dated July 20, 1993, Atlanta Environmental Management, Inc., (xviii) Phase I and Phase II Environmental Assessment Karastan Laurel Hill Yarn Mill, Laurel Hill, North Carolina, dated July 23, 1993, Atlanta Environmental Management, Inc., (xix) Phase I and Phase II Environmental Assessment Karastan Rocky River Yarn Mill, Calhoun Falls, South Carolina, dated July 23, 1993, Atlanta Environmental Management, Inc., (xx) Phase I and Phase II Environmental Assessment Karastan Lyerly Carpet Mill, Lyerly, Georgia, dated July 23, 1993, Atlanta Environmental Management, Inc.,
(xxi) Phase I and Phase II Environmental Assessment Karastan Summerville Mill, Summerville, Georgia, dated July 23, 1993, Atlanta Environmental Management, Inc., (xxii) Phase I and Phase II Environmental Karastan Belton Yarn Mill, Belton, South Carolina, July 20, 1993, Atlanta Environmental Management, Inc., and (xxiii) Phase I and Phase II Environmental Assessment Karastan Landrum Woven Mill, Landrum, South Carolina, dated July 23, 1993, Atlanta Environmental Management, Inc.

           "Environmental Requirements" shall mean any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to Hazardous Materials or to health, safety or the environment.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations as a Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with such Company within the meaning of section 414(c) of the Code.

           "Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

           "Fiscal Quarter" shall mean any Fiscal Quarter of Industries.

           "Fiscal Year" shall mean any Fiscal Year of Industries.

           "Funded Debt" shall mean, with respect to any Person, the sum of (i) all Debt (other than a guarantee by Industries of an Operating Lease of its Subsidiary) of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or -lenders to extend credit over a period of more than one year) from, the date of the creation thereof and (ii) all indebtedness attributable to any Receivables Financing.

           "Galaxy" shall mean Galaxy Carpet Mills, Inc., a Delaware corporation.

           "Guarantee" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

           "Guaranty Agreement" shall mean any one of the Guaranty Agreements.

           "Guaranty Agreements" shall mean (a) the Amended and Restated Guaranty Agreement dated as of September 3, 1993, executed and delivered by Industries, (b) the Guaranty Agreement dated as of February 25, 1994, executed and delivered by Aladdin, (c) the Guaranty Agreement dated as of November 3, 1993, executed and delivered by Marketing, (d) the Guaranty Agreement dated as of January 13, 1995, executed and delivered by Galaxy, (e) the Guaranty Agreement dated as of May 1, 1995, executed and delivered by Mills, (f) Guaranty Agreement dated as of July 19, 1995, executed and delivered by Limited, (g) Guaranty Agreement, dated as of November 12, 1998, executed and delivered by World Carpets, Inc., (h) Guaranty Agreement, dated as of November 12, 1998, executed and delivered by World Commercial Carpets, Inc., (i) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by Mohawk Servicing, Inc., (j) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by Mohawk Factoring, Inc., (k) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by Mohawk Commercial, Inc., (l) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by American Weavers LLC, (m) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by Newmark & James, Inc., (n) Guaranty Agreement, dated as of March 11, 1999, executed and delivered by Durkan Patterned Carpets, Inc. and (o) each other Guaranty Agreement executed and delivered by any current or former direct or indirect Subsidiary of Industries pursuant to the 1993 Agreement.

          "Hazardous Materials" shall mean (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any applicable federal, state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable federal, state or local law or regulation, (c) gasoline, or any other petroleum product or by-product or constituent, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable federal, state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

          "Horizon" shall mean Horizon Industries, Inc., a Georgia corporation, and its permitted successors and assigns.

          "Industries" shall have the meaning set forth in the introductory paragraph hereof.

          "Interest Expense" shall mean interest expense, as defined according to generally accepted accounting principles.

          "Investment" shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any other Person, or any direct or indirect purchase or other acquisition or beneficial ownership by such Person of, or of a beneficial interest in, Capital Stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person.

          "Investment Guidelines" shall mean the guidelines for investment of funds of Industries and the Subsidiaries as approved by the Board of Directors of Industries or an authorized executive committee thereof and in effect on the Date of Closing, as modified or supplemented from time to time with the approval of the Board of Directors of Industries or an authorized executive committee.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), any common law right of set off or banker's lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

           "Limited" shall mean Mohawk Limited, a Delaware corporation.

           "Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of Industries and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Purchasers under the Related Documents, or the ability of Industries to perform its obligations under the Related Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Related Document.

         "Maturity Factoring Arrangement" shall mean any arrangement with a Person whereby either Industries or its Subsidiaries contracts out to a Person a portion of its receivables credit functions and in connection therewith transfers all or a portion of its accounts receivable in the ordinary course of business as conducted on the Date of Closing and on terms substantially similar to those under which such account receivable is created and (i) neither of Industries retains any liability with respect to the collectibility of such accounts receivable or any obligation whatsoever with respect thereto or to such Person except for the payment of a fee and the settlement of any bona fide dispute of the account debtor with respect to the transaction giving rise to such accounts receivable and (ii) any funds, amount or other consideration paid by such Person for the transfer of such accounts receivable shall be payable subsequent to such transfer on a date certain determined with reference to, and approximately coincident with, the date such Person anticipates such accounts receivable shall be collected.

          "Mills" shall mean Mohawk Mills, Inc., a Delaware corporation.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          "1993 Agreement" shall the meaning specified in the introductory paragraph hereof.

          "1993 Series A Note(s)" shall have the meaning specified in paragraph 1A.

          "1993 Series B Note(s)" shall have the meaning specified in paragraph 1B.

          "1993 Series C Note(s)" shall have the meaning specified in paragraph 1C.

          "Offer Determination Date" shall have the meaning specified in paragraph 4D.

          "Officer's Certificate" shall mean a certificate signed in the name of a Company by its President, one of its Vice Presidents, its Treasurer or its Corporate Controller.

          "Operating Lease" shall mean any lease or rental agreement of Industries or any of its Subsidiaries, which is not a Capitalized Lease, other than any such lease or rental agreement having a term of less than twelve months from the date of inception of such lease or rental agreement.

          "Permitted Line of Business" shall mean the manufacturing, marketing and/or distribution of commercial or home furnishings and floor coverings and other reasonably related products and any "vertical integration" with respect thereto.

          "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          "Properties" shall mean all real property owned, leased or otherwise used or occupied by any of Industries or any Subsidiary, wherever located.

          "Plan" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Industries or any ERISA Affiliate.

          "Prior Documents" shall have the meaning specified in paragraph 11Q.

          "Prudential Personnel" shall mean, at the time of any Purchase Request, those individuals (not more than three (3)) then most-recently designated by you to Industries in writing (with mail and delivery addresses and facsimile transmission telephone numbers) as the Prudential Personnel. The Prudential Personnel shall initially be those individuals identified in writing contemporaneously with the execution and delivery of this Agreement, and shall be subject to such changes and such designees as you may at any time and from time to time make by notice to Industries in writing, provided that Industries shall not be bound by such changes until such notice is received by Industries.

          "Receivables Financing" shall mean a transaction pursuant to which funds are advanced to Industries and/or any of its Subsidiaries in exchange for which Industries and/or any of its Subsidiaries shall pledge or sell any or all of its receivables to secure, in whole or in part, the repayment of such funds.

          "Related Documents" shall mean this Agreement (and each modification thereof), any Note and the Sharing Letter and any document or instrument executed in connection with any of the foregoing.

          "Rental Charges" for any period shall mean all payment obligations of Industries and its Subsidiaries under all Operating Leases and rental agreements, determined on a Consolidated basis as of the date of determination.

          "Required Holder(s)" shall mean the holder or holders of at least 66-2/3% of the aggregate principal amount of the Notes from time to time outstanding.

          "Responsible Officer" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of Industries or any other officer of Industries involved principally in its financial administration or its controllership function.

          "Restricted Payments" shall have the meaning specified in paragraph 6B(iii).

          "Sale and Leaseback" shall have the meaning specified in paragraph 6C(6) hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Secured Debt" shall mean any Debt or obligation of any Person which is secured by, or otherwise benefiting from, a Lien on any property, tangible or intangible, of Industries or any Subsidiary, whether or not Industries or such Subsidiary has assumed or become liable for the payment of such Debt.

          "Senior Funded Debt" shall mean all Funded Debt other than Subordinated Debt.

          "Series A Note" shall have the meaning specified in paragraph 2A(i) hereof.

          "Series B Note" shall have the meaning specified in paragraph 2A(ii) hereof.

          "Series C Note" shall have the meaning specified in paragraph 2A(iii) hereof.

          "Series Note Agreement" shall mean this Amended and Restated Series Note Agreement dated as of August 31, 1999 among Industries and the Series Note Holders.

          "Series Note Holder" shall mean a holder of a promissory note issued under an Series Note Agreement.

          "Sharing Agreement" shall mean that certain Sharing Agreement dated as of the date hereof, between Industries, the Banks, each 8.46% Note Holder, the Consolidated Note Holder and you.

          "Significant Holder" shall mean (i) you, so long as you shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other holder of at least 5% of the aggregate principal amount of the Notes from time to time outstanding.

          "Significant Subsidiary" shall mean, as determined with reference to the most recent financial statements delivered pursuant to paragraph 5A(1), a Subsidiary or Subsidiaries that either (a) individually or in the aggregate, shall have net sales equaling or exceeding 3% of the net sales of Industries and its Subsidiaries on a Consolidated basis or (b) individually or in the aggregate, shall have total assets equaling or exceeding 31% of the total assets of Industries and its Subsidiaries on a Consolidated basis.

          "Stockholders' Equity" shall mean, at any time, the stockholders' equity of Industries and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of Industries and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles, but excluding any Redeemable Preferred Stock of Industries or any of its Consolidated Subsidiaries. Shareholders' equity generally would include, but not be limited to, (i) the par or stated value of all outstanding

Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances,
(C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) foreign currency translation adjustments.

          "Subordinated Debt" shall mean the Funded Debt of the Industries and any Subsidiaries which (i) is validly and expressly subordinated in right of payment to the Notes; and (ii) has, when issued, a Weighted Average Life to Maturity greater than the remaining Weighted Average Life to Maturity of the Notes.

          "Subsidiary" shall mean any corporation of which at least a majority of the outstanding voting securities are owned or controlled, directly or indirectly, by Industries.

          "Summerville City IRB" shall mean that issuance of certain bonds by The Development Authority of the City of Summerville, Georgia, pursuant to the terms and conditions set forth in that Trust Indenture dated as of September 1, 1997.

          "S&P" shall mean Standard & Poor's Corporation.

          "Termination Letter" shall that certain Termination Letter, dated as of the date hereof, between Industries, the Banks, each 8.46% Note Holder, the Consolidated Note Holder and you.

          "Third Party" shall mean all lessees, sublessees, licensees and other users of the Properties.

          "Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased by you under this Agreement provided, however; in no event shall any such transferee be a Person identified on Schedule 10B.

          "Unsecured" with respect to Debt means that such Debt that is not Secured Debt.

          "Voting Stock" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          "Weighted Average Life to Maturity" shall mean as applied to any indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such indebtedness into (b) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth year) which will elapse between such date and the date as of which such payment is to be made.

          "Wholly-Owned Subsidiary" shall mean any Subsidiary, all of the Voting Stock of which shall, at the time of determination, be owned by Industries or another Wholly-Owned Subsidiary.

          "Year 2000 Issues" shall mean the actual and reasonably anticipated costs, claims, losses, and liabilities associated with the inability of certain computer applications to handle effectively data that includes dates on and after January 1, 2000, as such inability in respect of Industries or any Subsidiary and in respect of their respective material customers, suppliers and vendors affects the business, operations, and financial condition of Industries or any Subsidiary.

         10C. Accounting Principles, Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of Industries and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A of, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

         11.  MISCELLANEOUS.

         11A. Note Payments. Industries agrees that, so long as you shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to your account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as you may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. Industries agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as you have made in this paragraph 11A.

         11B. Expenses. Industries agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save you and any Transferee harmless against liability for the payment of, all out-of-pocket expenses (including without limitation legal fees) arising in connection with such transactions, including (i) all expenses incurred by you and any Transferee in connection with the negotiation, preparation, execution, delivery and administration of this Agreement or any other Related Document, including without limitation, paragraph 5K and all stamp, intangibles, recording and other taxes, if any, payable by you and/or any Transferee with respect to this Agreement or any other Related Document and any subsequent proposed modification or waiver of, or proposed consent under, this Agreement, whether or not such proposed modification or waiver shall be effected or proposed consent granted, and (ii) the costs and expenses, including attorneys' fees, actually incurred by you or such Transferee in connection with the restructuring, refinancing or "work out" of this Agreement or any other Related Document or the transactions contemplated hereby or thereby or in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of your or any Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of Industries under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by you or any Transferee and the payment of any Note. The obligations of Industries under paragraph 11B of the 1993 Agreement shall survive the execution and delivery of this Agreement and the Related Documents.

         11C. Consent to Amendments. This Agreement may be amended, and Industries may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Industries shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change the principal of, or the rate or time of payment of interest on or any Yield-Maintenance Amount payable to any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between Industries and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. Industries shall keep at its principal office a register in which it shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of Industries, it shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such Transferee or Transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of Industries. Whenever any Notes are so surrendered for exchange, Industries shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, Industries will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

          11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, Industries may treat the Person in whose name any
Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and Industries, shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person (other than any Person identified on Schedule 10B) on such terms and conditions as may be determined by such holder in its sole and absolute discretion, provided that any such participation shall be in a principal amount of at least $1,000,000.

          11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of Industries in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of you or any Transferee. Subject to the preceding sentence, this Agreement and the other Related Documents embody the entire agreement and understanding between you and Industries and supersede all prior agreements and understandings relating to the subject matter hereof.

          11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

          11H. Disclosure to Other Persons. Industries acknowledges that the holder of any Note may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of Industries or any Subsidiary in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Note, (iii) any Person to which such holder offers to sell such Note or any part thereof, (iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Note, (v) any Person from which such holder offers to purchase any security of Industries, (vi) any federal or state regulatory authority having jurisdiction over such holder, (vii) the National Association of Insurance Commissioners or any similar organization or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or informal investigative demand or (c) in connection with any litigation to which such holder is a party. Except as provided above, each holder of a Note agrees to exercise its best efforts to hold in confidence and not to disclose Confidential Information (as defined below). The term "Confidential Information" shall mean any information delivered or made available by Industries to a holder which is either financial or clearly indicated to be Confidential Information and does not include information which (x) was publicly known, or otherwise known to such holder, at the time of disclosure, (y) subsequently becomes publicly known other than through the act of or omission by such holder, or (z) otherwise becomes known to such holder, other than through disclosure by Industries.

          11I. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to you, addressed to you at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as you shall have specified to Industries in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to Industries in writing or, if any such other holder shall not have so specified an address to Industries, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to Industries, and (iii) if to Industries, addressed to it at 160 South Industrial Boulevard, Calhoun, Georgia 30703-7002,
Attention: Vice President-Finance, or at such other address as Industries shall have specified to the holder of each Note in writing; provided, however, that any such communication to Industries may also, at the option of the holder of any Note, be delivered by any other means either to Industries at its address specified above or to any officer of Industries.

          11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

          11K. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to you or to the Required Holder(s), the determination of such satisfaction shall be made by you or the Required Holder(s), as the case may be, in your judgment (exercised in good faith) of the Person or Persons making such determination.

          11L. Independence of Covenants. All covenants of Industries hereunder shall be of independent effect so that if a particular action or condition is not permitted by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be within the other limitations of, another covenant, shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

          11M. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York. INDUSTRIES HEREBY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDERS, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER RELATED DOCUMENT SHALL BE LITIGATED IN SUCH COURTS, AND INDUSTRIES WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.

          11N. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11O. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          11P. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

          11Q. No Novation. The parties hereto have entered into this Agreement and the other Related Documents solely to amend and restate and restructure the terms of, and obligations owing under and in connection with, the 1993 Agreement and any document executed in connection with either Agreement (the "Prior Documents"). The parties do not intend this Agreement, the other Related Documents or the transactions contemplated hereby to be, and this Agreement, the other Related Documents or the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Aladdin under or in connection with any of the Prior Documents.

                      [Signatures Commence On Next Page.]

          If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to Industries, whereupon this letter shall become a binding agreement among Industries and you.

                                        Very truly yours,

                                        MOHAWK INDUSTRIES, INC.



                                        By: ______________________
                                             Title:












                           [Acceptance On Next Page.]

                                   Accepted:

                                   Separately Executed by each of the
                                   Following Purchasers]

                                   JOHN HANCOCK MUTUAL LIFE
                                   INSURANCE COMPANY



                                   By: _____________________________
                                       Name:
                                       Title:

                                   JOHN HANCOCK VARIABLE LIFE
                                   INSURANCE COMPANY



                                   By: _____________________________
                                       Name:
                                       Title:






                     [Signatures continued on next page.]

                                   INVESTORS PARTNER LIFE INSURANCE
                                   COMPANY



                                   By: _____________________________
                                       Name:
                                       Title:






                     [Signatures continued on next page.]

                                   PRINCIPAL LIFE INSURANCE COMPANY


                                   By: PRINCIPAL CAPITAL  MANAGEMENT,
                                       LLC, a Delaware limited  liability
                                       company, its authority signatory


                                   By: _____________________________
                                       Name:
                                       Title:



                                   By: _____________________________
                                       Name:
                                       Title:





                     [Signatures continued on next page.]

                                   THE FRANKLIN LIFE INSURANCE COMPANY




                                   By: _____________________________
                                       Name:
                                       Title:



                                   By: _____________________________
                                       Name:
                                       Title:





                     [Signatures continued on next page.]

                                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA




                                   By: _____________________________
                                       Name: Robert R. Derrick
                                       Title: Vice President